Exhibit 10.2

Current Director Compensation Arrangements

Mr. Gerald Birnbach, the only director employed by the Company, is paid a fee of $500 per regular meeting attended. Non-employee directors are paid $2,500 per regular meeting attended. No fees are paid to directors for attending special meetings of the Board or for their service on Board committees. The Chairman of the Audit Committee, Allan Tofias, is paid an annual fee of $10,000. Directors are also eligible to receive stock option grants under the Company’s 2003 Stock Option and Incentive Plan. In addition, each of Directors Harvey I. Ptashek, Charles T. Rosen, Keith J. Rowe, Silver J. Silver and Gerald O. Woodlief are participants in the Executive Medical Reimbursement Plan, which provides reimbursement for out-of-pocket costs incurred under the Company’s general health insurance plan.

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